Exhibit 23.1

Independent Auditors’ Consent
The Board of Directors
Information Architects Corporation

        We consent to the incorporation on Form 10KSB with respect to our report dated March 3, 2005 of the balance sheet of Information Architects Corporation as of December 31, 2003 and the related statements of operations, shareholders’ equity and cash flows for the year then ended.
Jaspers + Hall, PC BY: /S/ Jaspers + Hall, PC —————————————— Jaspers + Hall, PC Denver Colorado April 13, 2005